Exhibit 4.10

51-102F3

MATERIAL CHANGE REPORT [F]

Item 1 Name and Address of Company

Nicola Mining Inc. (the “Company”)

3329 Aberdeen Road

Lower Nicola, BC V0K 1Y0

Item 2 Date of Material Change

September 16, 2025

Item 3 News Release

The news release dated September 22, 2025 was issued by Stockwatch and Market News on September 22, 2025.

Item 4 Summary of Material Change

The Company announced that an aggregate of $3,900,000 convertible debentures (the “Convertible Debentures”) maturing on November 21, 2025 has been converted into 22,941,177 common shares (each, a “Share”) of the Company at a conversion price of $0.17 per Share and an aggregate of $312,000 in interest pursuant to the Convertible Debentures has been converted into 385,185 Shares at a conversion price of $0.81 per Share.

Item 5 Full Description of Material Change

5.1 Full Description of Material Change

On September 16, 2025, the Company issued 22,941,177 Shares at a conversion price of $0.17 per Share pursuant to the conversion of an aggregate of $3,900,000 Convertible Debentures and 385,185 Shares at a conversion price of $0.81 per Share pursuant to the conversion of an aggregate of $312,000 in interest.

5.2 Disclosure for Restructuring Transactions

Not Applicable

Item 6 Reliance on subsection 7.1(2) of National Instrument 51-102

Not Applicable

Item 7 Omitted Information

None

Item 8 Executive Officer

Peter Espig, President and Chief Executive Officer, 778.385.1213

Item 9 Date of Report

September 25, 2025